Exhibit 99.1

PRESS RELEASE

WELLPOINT REPORTS RESULTS FOR FOURTH QUARTER

AND FULL YEAR 2004

•	Medical enrollment exceeded 27.7 million members at December 2004

•	Operating revenue reached $6.7 billion in the fourth quarter 2004

•	SG&A expense ratio improved by 270 basis points, to 17.0 percent

•	Net income was $0.92 per share, exceeding previous expectations by $0.02 per share

•	Full year 2004 operating cash flow was $1.3 billion, or 1.4 times net income

Indianapolis, IN – February 7, 2005 – WellPoint, Inc. (NYSE: WLP) today announced fourth quarter 2004 net income was $184.5 million, or $0.92 per share, which exceeded previous expectations by $0.02 per share. These results included:

•	A loss of $0.47 per share due to the successful repurchase of high coupon surplus notes in December 2004;

•	Expenses of $0.31 per share for merger-related undertakings in California and Georgia; and

•	Net realized investment gains of $0.01 per share.

Net income in the fourth quarter of 2003 was $208.8 million, or $1.47 per share, including net realized investment gains of $0.04 per share.

Net income for full year 2004 was $960.1 million, or $6.10 per share. These results included:

•	A loss of $0.60 per share due to the surplus note repurchase;

•	Expenses of $0.39 per share for the merger-related undertakings;

•	Tax benefits of $0.28 per share associated with a change in Indiana laws governing the state’s high-risk health insurance pool, which was recognized in the first quarter 2004; and

•	Net realized investment gains of $0.17 per share.

Net income for full year 2003 was $774.3 million, or $5.45 per share, including a benefit from the resolution of a litigation matter of $0.11 per share and net realized investment gains of $0.07 per share.

“Without a doubt, the highlight of 2004 was the consummation of our merger with WellPoint Health Networks, creating a stronger combined company, which now provides health care benefits to an industry-leading 27.7 million individuals,” said Larry C. Glasscock, president and chief executive officer of WellPoint, Inc.

“Our integration efforts are well underway, and by coordinating best practices and realizing synergies, we fully expect to build upon our outstanding results of recent years and ultimately achieve an even greater sustainable competitive advantage. In 2005, we will lay the foundation for an organization that will become a recognized leader in improving the quality of health care, introducing innovative products, and delivering world-class customer service.”

CONSOLIDATED HIGHLIGHTS

On November 30, 2004 Anthem, Inc. acquired WellPoint Health Networks Inc., and Anthem, Inc. changed its name to WellPoint, Inc. Accordingly, fourth quarter and full year 2004 financial results include operations of the former Anthem, Inc. for the respective periods, and also include operations of the former WellPoint Health Networks Inc. for the one month ended December 31, 2004. Fourth quarter and full year 2003 financial results include only operations of the former Anthem, Inc.

Furthermore, certain classifications in the accompanying financial statements differ from those previously reported by the former Anthem, Inc. Historical results have been reclassified to conform to current presentation. The reclassifications had no effect on previously reported net income or shareholders’ equity.

Unless otherwise indicated, the analysis that follows compares reported results in the respective periods, as reclassified to conform to the current presentation format, and does not adjust any results for the effects of the acquisition.

Membership: Medical enrollment exceeded 27.7 million members at December 31, 2004, an increase of 15.8 million members since December 31, 2003, primarily due to the merger.

On a comparable basis, medical enrollment grew by approximately 1.7 million members, or 6.4 percent, during 2004. The primary driver of the growth was membership gains in the National Accounts business unit. Enrollment growth in the Individual and Small Group (ISG), as well as other Large Group businesses complemented the National expansion. Self-funded membership represented approximately 47 percent of total membership at December 31, 2004, versus approximately 45 percent of comparable membership at December 31, 2003.

“Comparable” enrollment statistics of WellPoint, Inc. (which include historical data of WellPoint Health Networks Inc. prior to the merger date) are included in the accompanying table entitled, “Membership & Script Volume Summary – Comparable Basis.”

Operating Revenue: Operating revenue reached $6.7 billion in the fourth quarter of 2004, a 59 percent increase compared with $4.2 billion in the same period of 2003. Increases due to the acquisition were supplemented by strong organic revenue growth, particularly in the ISG, Large Group and National Accounts businesses. The growth in revenues was attributable to both disciplined pricing and solid membership gains. For full year 2004, operating revenue increased by 24 percent, to $20.5 billion, compared with $16.5 billion in 2003.

Benefit Expense: The benefit expense ratio increased by 200 basis points, to 81.5 percent, compared with 79.5 percent in the fourth quarter of 2003. The increase reflected lower than anticipated medical costs in the fourth quarter of 2003 and a return to more sustainable levels in the fourth quarter of 2004. For full year 2004, the benefit expense ratio increased by 120 basis points, to 82.0 percent, compared with 80.8 percent in 2003.

Premium and Cost Trends: Trends include Large Group and ISG insured businesses and have been calculated on a combined entity basis, including the former Anthem, Inc. and the former WellPoint Health Networks Inc. for all applicable periods.

Commercial premium yields and medical costs each increased by less than 10 percent, on a rolling twelve month basis, for the year ended December 31, 2004. Outpatient costs were the primary drivers of the overall increase in medical trend.

SG&A Expense Ratio: As previously announced, the selling, general and administrative (SG&A) expense ratio for all periods presented does not include the cost of mail-order prescription drugs, which is now shown on a separate line in the Consolidated Statements of Income.

The SG&A expense ratio improved by 270 basis points to 17.0 percent, compared with 19.7 percent in the fourth quarter of 2003. The improvement was driven by disciplined management of administrative expenses, spreading fixed costs over a larger membership base, and the recently completed merger. For full year 2004, the SG&A expense ratio declined by 180 basis points, to 17.0 percent, compared with 18.8 percent in 2003.

Operating Cash Flow: Full year 2004 operating cash flow was $1.3 billion, or 1.4 times net income.

Days in Claims Payable: This metric has been calculated on a combined entity basis, including liabilities of both the former Anthem, Inc. and the former WellPoint Health Networks Inc. as of December 31, 2004 and September 30, 2004, and benefit expense of both companies for the three months ended December 31, 2004 and September 30, 2004.

Days in claims payable decreased 1.4 days, to 48.2 days as of December 31, 2004, compared with 49.6 days as of September 30, 2004. The decrease was primarily attributable to adjudicating claims at a faster pace and the timing of pharmacy claim payments in the PBM business.

OPERATING SEGMENTS

WellPoint, Inc. has three reportable segments:

•	Health Care, consisting of the aggregation of the Company’s five health insurance geographic regions, National Accounts, as well as Senior and State Sponsored Programs

•	Specialty, consisting of the Company’s pharmacy benefit management, behavioral health, life and disability, dental, vision and workers’ compensation businesses

•	Other, primarily consisting of Medicare processing programs, Arcus Enterprises, unallocated corporate expenses and intercompany eliminations

Operating revenue and operating gain are the key measures used by management to evaluate performance in each segment.

WellPoint, Inc.

Operating Segment Highlights

	Three Months Ended December 31			Year Ended December 31
($ In Millions)	2004	2003	Change	2004	2003	Change
Operating Revenue:
Health Care	$6,458.5	$4,094.1	58%	$19,754.5	$16,000.1	23%
Specialty	426.2	198.6	115%	1,235.2	732.0	69%
Other:
External Customers	67.1	46.3	45%	212.8	197.8	8%
Intercompany Eliminations	(227.3)	(120.9)	88%	(741.6)	(442.8)	67%

Total Other	(160.2)	(74.6)	115%	(528.8)	(245.0)	116%

Total Operating Revenue	6,724.5	4,218.1	59%	20,460.9	16,487.1	24%

Operating Gain (Loss):
Health Care	$505.6	$318.1	59%	$1,505.3	$1,174.6	28%
Specialty	46.1	21.5	114%	100.9	69.1	46%
Other	(55.8)	(47.0)	19%	(105.8)	(147.3)	(28)%

Health Care: Operating gain for the Health Care segment increased by 59 percent, to $505.6 million, compared with $318.1 million in the fourth quarter of 2003. In addition to the impact of the acquisition, operating gain was enhanced by organic growth in the Large Group and National Accounts businesses. Significantly improved SG&A expense ratios were partially offset by higher benefit expense ratios, which returned to more sustainable levels in the fourth quarter of 2004. For full year 2004, operating gain increased by 28 percent, to $1.5 billion, compared with $1.2 billion in 2003.

Specialty: Operating gain reached $46.1 million in the fourth quarter of 2004, more than double the $21.5 million gain achieved during the same period of 2003. Operating gain increased primarily as a result of the acquisition as well as strong growth in the pharmacy benefit management operation, including a significant increase in mail-order prescription volume. For full year 2004, operating gain increased by 46 percent, to $100.9 million, compared with $69.1 million in 2003.

“Comparable” PBM script volume statistics of WellPoint, Inc. (which include historical data of WellPoint Health Networks Inc. prior to the merger date) are included in the accompanying table entitled, “Membership & Script Volume Summary – Comparable Basis.”

OUTLOOK

Full year 2005:

•	Net income is expected to be approximately $7.75 per share

•	Operating revenue is expected to total approximately $45.7 billion

•	The benefit expense ratio is expected to decline to approximately 81.8 percent

•	The SG&A expense ratio is expected to decline to approximately 15.1 percent

•	Medical enrollment is expected to grow by approximately 4 percent to reach 28.7 million members

First quarter 2005:

•	Net income is expected to be approximately $1.82 per share

Comparable basis information:

We have included at the end of this press release, for comparative purposes, a schedule that provides comparable basis information for the combined reclassified historical statements of income for the former Anthem, Inc. and the former WellPoint Health Networks Inc. as of and for the periods indicated. This comparable basis information is not calculated in accordance with GAAP and is provided because we believe it will enable a more meaningful period-to-period comparison. The comparable basis information is not intended to represent or be indicative of the results of Anthem, Inc. that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of our future results.

Basis of Presentation

1.	Operating gain is defined as operating revenue less benefit expense, selling expense, general and administrative expense, and cost of drugs. Operating gain is used to analyze profit or loss on a segment basis only and not on a consolidated basis. Consolidated operating gain is a non-GAAP measure.

2.	All income per share amounts are on an after-tax, diluted per share basis.

3.	On November 30, 2004 Anthem, Inc. acquired WellPoint Health Networks Inc., and Anthem, Inc. changed its name to WellPoint, Inc. Accordingly, fourth quarter and full year 2004 financial results include operations of the former Anthem, Inc. for the respective periods, and also include operations of the former WellPoint Health Networks Inc. for the one month ended December 31, 2004. Fourth quarter and full year 2003 financial results include only operations of the former Anthem, Inc.

4.	Certain classifications in the accompanying financial statements differ from those previously reported by the former Anthem, Inc. Historical results have been reclassified to conform to current presentation. The reclassifications had no effect on previously reported net income or shareholders’ equity.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:00 a.m. Eastern Standard Time (EST) to discuss its fourth quarter earnings results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

888-423-3268 (Domestic)	800-475-6701 (Domestic Replay)
651-291-5254 (International)	320-365-3844 (International Replay)

An access code is not required for today’s conference call. The access code for the replay is 762257. The replay will be available from 1:45 p.m. EST today until the end of the day on February 21, 2005. The call will also be available through a live webcast at www.wellpoint.com under “Investor Info.” A webcast replay will be available following the call.

Contacts:

Investor Relations

Tami Durle, 317-488-6390

Media

James Kappel, 317-488-6400

About WellPoint, Inc.

WellPoint, Inc. is the largest publicly traded commercial health benefits company in terms of membership in the United States. WellPoint, Inc. is an independent licensee of the Blue Cross and Blue Shield Association and serves its members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), Wisconsin; and through HealthLink and UniCare. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint, Inc.

Membership & Script Volume Summary

(Unaudited and in Thousands)

				Change
Medical Membership	December 31, 2004	December 31, 2003	September 30, 2004	December 31, 2003	September 30, 2004
Customer Type
Large Group	13,073	4,708	4,838	178%	170%
Individual and Small Group (ISG)	5,199	1,954	2,078	166%	150%

National Accounts	3,212	1,640	1,916	96%	68%
BlueCard	3,463	2,816	3,089	23%	12%

Total National	6,675	4,456	5,005	50%	33%

Senior	1,059	599	597	77%	77%
State Sponsored	1,722	210	219	720%	686%

Total	27,728	11,927	12,737	132%	118%

Funding Arrangement
Self-Funded	13,039	6,412	7,076	103%	84%
Fully Insured	14,689	5,515	5,661	166%	159%

Total	27,728	11,927	12,737	132%	118%

Regional Membership
Central	9,649	5,688	6,072	70%	59%
West	8,655	939	1,133	822%	664%
Southeast	5,962	2,700	2,844	121%	110%
Northeast	2,546	2,600	2,688	(2)%	(5)%
Wisconsin	916	—	—	—	—

Total	27,728	11,927	12,737	132%	118%

Specialty Metrics
PBM Script Volume(1)	134,703	76,871	83,313	75%	—
Behavioral Health Membership	11,753	3,171	3,547	271%	231%
Life and Disability Membership	5,306	2,230	2,264	138%	134%
Dental Membership	5,048	2,529	2,208	100%	129%
Vision Membership	773	423	744	83%	4%

(1)	Represents year-to-date PBM script volume.

WellPoint, Inc.

Membership & Script Volume Summary - Comparable Basis

(Unaudited and in Thousands)

		Comparable(1)		Change
Medical Membership	December 31, 2004	December 31, 2003	September 30, 2004	December 31, 2003	September 30, 2004
Customer Type
Large Group	13,073	12,740	12,862	2.6%	1.6%
Individual and Small Group (ISG)	5,199	4,867	5,111	6.8%	1.7%

National Accounts	3,212	2,668	3,255	20.4%	(1.3)%
BlueCard	3,463	2,931	3,462	18.2%	—

Total National	6,675	5,599	6,717	19.2%	(0.6)%

Senior	1,059	1,063	1,054	(0.4)%	0.5%
State Sponsored	1,722	1,781	1,701	(3.3)%	1.2%

Total	27,728	26,050	27,445	6.4%	1.0%

Funding Arrangement
Self-Funded	13,039	11,750	12,924	11.0%	0.9%
Fully Insured	14,689	14,300	14,521	2.7%	1.2%

Total	27,728	26,050	27,445	6.4%	1.0%

Regional Membership
Central	9,649	9,090	9,569	6.1%	0.8%
West	8,655	8,179	8,494	5.8%	1.9%
Southeast	5,962	5,456	5,905	9.3%	1.0%
Northeast	2,546	2,383	2,541	6.8%	0.2%
Wisconsin	916	942	936	(2.8)%	(2.1)%

Total	27,728	26,050	27,445	6.4%	1.0%

Specialty Metrics
PBM Script Volume(2)	336,541	299,630	247,921	12.3%	—
Behavioral Health Membership	11,753	10,384	11,532	13.2%	1.9%
Life and Disability Membership	5,306	5,240	5,281	1.3%	0.5%
Dental Membership	5,048	5,291	5,006	(4.6)%	0.8%
Vision Membership	773	431	751	79.4%	2.9%

(1)	“Comparable” statistics were calculated by adding historical statistics for the former WellPoint Health Networks Inc. to historical statistics for the former Anthem, Inc., and adjusting the combined totals to assure a consistent approach for calculating membership and volume statistics and to eliminate overlapping BlueCard host membership.
(2)	Represents year-to-date PBM script volume.

WellPoint, Inc.

Consolidated Statements of Income

	Three Months Ended December 31
($ In Millions, Except Per Share Data)	2004	2003	Change
Revenues
Premiums	$6,195.1	$3,879.3	60%
Administrative fees	439.5	295.2	49%
Other revenue	89.9	43.6	106%

Total operating revenue	6,724.5	4,218.1	59%
Net investment income	99.9	70.2	42%
Net realized gains on investments	1.8	8.5	(79)%

Total revenue	6,826.2	4,296.8	59%

Expenses
Benefit expense	5,051.7	3,083.0	64%
Selling, general and administrative expense
Selling expense	197.2	109.9	79%
General and administrative expense	943.2	720.4	31%

Total selling, general and administrative expense	1,140.4	830.3	37%
Cost of drugs	36.5	12.2	199%
Interest expense	44.9	32.6	38%
Amortization of other intangible assets	27.7	12.0	131%
Merger-related undertakings	61.5	—	—
Loss on extinguishment of debt	146.1	—	—

Total pre-tax expense	6,508.8	3,970.1	64%

Income before income taxes	317.4	326.7	(3)%

Income taxes	132.9	117.9	13%

Net income	$184.5	$208.8	(12)%

Net income per diluted share	$0.92	$1.47	(37)%

Diluted shares (in millions)	200.5	142.1	41%

Benefit expense as a percentage of premiums	81.5%	79.5%	200	bp
Selling, general and administrative expense as a percentage of total operating revenue	17.0%	19.7%	(270	)bp
Income before income taxes as a percentage of total revenue	4.6%	7.6%	(300	)bp

WellPoint, Inc.

Consolidated Statements of Income

	Year Ended December 31
($ In Millions, Except Per Share Data)	2004	2003	Change
Revenues
Premiums	$18,771.6	$15,167.7	24%
Administrative fees	1,436.9	1,160.2	24%
Other revenue	252.4	159.2	59%

Total operating revenue	20,460.9	16,487.1	24%
Net investment income	311.7	278.1	12%
Net realized gains on investments	42.5	16.2	162%

Total revenue	20,815.1	16,781.4	24%

Expenses
Benefit expense	15,387.8	12,254.5	26%
Selling, general and administrative expense
Selling expense	537.2	411.2	31%
General and administrative expense	2,940.5	2,686.3	9%

Total selling, general and administrative expense	3,477.7	3,097.5	12%
Cost of drugs	95.0	38.7	145%
Interest expense	142.3	131.2	8%
Amortization of other intangible assets	61.4	47.6	29%
Merger-related undertakings	61.5	—	—
Loss on extinguishment of debt	146.1	—	—

Total pre-tax expense	19,371.8	15,569.5	24%

Income before income taxes	1,443.3	1,211.9	19%

Income taxes	483.2	437.6	10%

Net income	$960.1	$774.3	24%

Net income per diluted share	$6.10	$5.45	12%

Diluted shares (in millions)	157.3	142.0	11%

Benefit expense as a percentage of premiums	82.0%	80.8%	120	bp
Selling, general and administrative expense as a percentage of total operating revenue	17.0%	18.8%	(180	)bp
Income before income taxes as a percentage of total revenue	6.9%	7.2%	(30	)bp

WellPoint, Inc.

Consolidated Balance Sheets

($ In Millions)	December 31, 2004	December 31, 2003
Assets
Current assets:
Investments available-for-sale, at fair value	$13,586.9	$6,849.0
Cash and cash equivalents	1,457.2	464.5
Premiums and self-funded receivables	1,574.6	690.3
Other receivables	876.4	325.7
Securities lending collateral	658.5	—
Deferred tax assets, net	390.5	—
Other current assets	769.9	445.6

Total current assets	19,314.0	8,775.1

Long-term investments	748.1	164.7
Property and equipment	1,045.2	510.5
Goodwill	10,017.9	2,450.1
Other intangible assets	8,211.6	1,227.0
Other noncurrent assets	358.1	287.2

Total assets	$39,694.9	$13,414.6

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$4,202.0	$1,841.7
Reserves for future policy benefits	145.0	18.4
Other policyholder liabilities	1,209.5	501.9

Total policy liabilities	5,556.5	2,362.0
Unearned income	1,046.6	411.1
Accounts payable and accrued expenses	2,222.1	900.5
Income taxes payable	418.8	469.5
Security trades pending payable	84.4	—
Securities lending payable	658.5	—
Other current liabilities	1,583.7	632.1

Total current liabilities	11,570.6	4,775.2

Long-term debt	4,276.7	1,662.8
Reserves for future policy benefits, noncurrent	727.2	375.5
Deferred income taxes	2,596.4	200.8
Other noncurrent liabilities	1,108.5	400.4

Total liabilities	20,279.4	7,414.7

Shareholders’ equity
Common stock	3.0	1.4
Additional paid in capital	17,390.1	4,708.7
Retained earnings	1,960.1	1,154.3
Unearned restricted stock compensation	(83.5)	(3.2)
Accumulated other comprehensive income	145.8	138.7

Total shareholders’ equity	19,415.5	5,999.9

Total liabilities and shareholders’ equity	$39,694.9	$13,414.6

WellPoint, Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31
($ In Millions)	2004	2003
Operating activities
Net income	$960.1	$774.3
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on investments	(42.5)	(16.2)
Loss on extinguishment of debt	146.1	—
Depreciation and amortization, net of accretion	279.1	245.0
Deferred income taxes	(103.4)	(26.7)
Loss on sale of property and equipment	0.8	0.4
Changes in operating assets and liabilities, net of effect of business combinations:
Receivables, net	(1.3)	(201.8)
Other assets	(89.9)	(141.7)
Policy liabilities	25.6	104.7
Unearned income	34.0	84.6
Accounts payable and accrued expenses	191.6	61.0
Income taxes	(125.5)	152.0
Other liabilities	28.5	123.4

Cash provided by operating activities	1,303.2	1,159.0

Investing activities
Purchases of investments	(7,249.3)	(5,136.3)
Proceeds from sales or maturities of investments	7,227.3	4,115.0
Purchases of subsidiaries, net of cash acquired	(2,239.9)	(3.5)
Proceeds from sale of subsidiaries, net of cash sold	—	(3.1)
Proceeds from settlement of cash flow hedges	15.7	—
Proceeds from sale of property and equipment	9.1	9.4
Purchases of property and equipment	(136.8)	(110.7)

Cash used in investing activities	(2,373.9)	(1,129.2)

Financing activities
Proceeds from commercial paper borrowings	793.2	—
Proceeds from long-term borrowings	1,770.2	—
Payments on long-term borrowings	(798.5)	(100.0)
Proceeds from conversion of Equity Security Units	230.0	—
Repurchase and retirement of common stock	(82.2)	(217.2)
Proceeds from employee stock purchase plan and exercise of stock options	159.0	57.0
Costs related to the issuance of common stock for WellPoint Health Networks Inc. merger	(8.3)	—

Cash provided by (used in) financing activities	2,063.4	(260.2)

Change in cash and cash equivalents	992.7	(230.4)
Cash and cash equivalents at beginning of year	464.5	694.9

Cash and cash equivalents at end of year	$1,457.2	$464.5

WellPoint, Inc.

Reconciliation of Medical Claims Payable

	Year Ended December 31
($ In Millions)	2004	2003	2002
Balances at January 1, net of reinsurance	$1,833.0	$1,797.2	$1,318.6

Business combinations and purchase adjustments	2,394.4	(20.6)	379.4

Subtotal	4,227.4	1,776.6	1,698.0

Incurred related to:
Current year[1]	15,452.6	12,374.2	9,887.9
Prior years (redundancies)[2]	(172.4)	(226.2)	(147.0)

Total incurred	15,280.2	12,148.0	9,740.9

Paid related to:
Current year[1]	12,556.3	10,598.3	8,316.6
Prior years[1]	2,781.2	1,493.3	1,325.1

Total paid	15,337.5	12,091.6	9,641.7

Balances at December 31, net of reinsurance	4,170.1	1,833.0	1,797.2
Reinsurance recoverables at December 31	31.9	8.7	2.8

Balances at December 31, gross of reinsurance recoverables	$4,202.0	$1,841.7	$1,800.0

Current year paid as a percent of current year incurred	81.3%[3]	85.6%	84.1%

Prior year incurred redundancies in the current period as a percent of prior year incurred claims	1.4%	2.3%[4]	1.9%

[1]	Amounts in 2004 include incurred and paid claims for the former WellPoint Health Networks Inc. for the one month ended December 31, 2004. Approximately 75% of the claims paid by the former WellPoint Health Networks Inc. during that period were incurred prior to December 1, 2004, and are classified within the “Paid related to prior years” line item in 2004.
[2]	Negative amounts reported for incurred related to prior years result from claims being settled for amounts less than originally estimated.
[3]	This ratio is impacted by having only one month of incurred and paid claims for the former WellPoint Health Networks Inc. in 2004. If the former WellPoint Health Networks Inc. had not been included in 2004, the ratio would have been approximately 87.3% for 2004.
[4]	This ratio is impacted by having only five months of incurred claims related to the former Trigon Healthcare, Inc. in 2002. If the former Trigon Healthcare, Inc. had been included for the full year 2002, the ratio would have been approximately 2.0% for 2003.

WellPoint, Inc.

Membership & Script Volume Summary - Comparable Basis

(Unaudited and in Thousands)

	December 31, 2004	Comparable(1)
Medical Membership		September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Customer Type
Large Group	13,073	12,862	12,721	12,681	12,740
Individual and Small Group (ISG)	5,199	5,111	5,024	4,951	4,867

National Accounts	3,212	3,255	3,250	3,280	2,668
BlueCard	3,463	3,462	3,525	3,367	2,931

Total National	6,675	6,717	6,775	6,647	5,599

Senior	1,059	1,054	1,047	1,044	1,063
State Sponsored	1,722	1,701	1,719	1,717	1,781

Total	27,728	27,445	27,286	27,040	26,050

Funding Arrangement
Self-Funded	13,039	12,924	12,949	12,822	11,750
Fully Insured	14,689	14,521	14,337	14,218	14,300

Total	27,728	27,445	27,286	27,040	26,050

Regional Membership
Central	9,649	9,569	9,477	9,392	9,090
West	8,655	8,494	8,386	8,376	8,179
Southeast	5,962	5,905	5,938	5,872	5,456
Northeast	2,546	2,541	2,530	2,456	2,383
Wisconsin	916	936	955	944	942

Total	27,728	27,445	27,286	27,040	26,050

Specialty Metrics
PBM Script Volume(2)	336,541	247,921	165,688	85,205	299,630
Behavioral Health Membership	11,753	11,532	11,148	11,240	10,384
Life and Disability Membership	5,306	5,281	5,092	5,074	5,240
Dental Membership	5,048	5,006	5,080	5,030	5,291
Vision Membership	773	751	704	633	431

(1)	“Comparable” statistics were calculated by adding historical statistics for the former WellPoint Health Networks Inc. to historical statistics for the former Anthem, Inc., and adjusting the combined totals to assure a consistent approach for calculating membership and volume statistics and to eliminate overlapping BlueCard host membership.
(2)	Represents year-to-date PBM script volume.

WellPoint, Inc.

Reclassified Statements of Income - Comparable Basis

Three months ended September 30, 2004

(Unaudited)

($ In Millions)	Anthem As Reported 9/30/04	Reclassifications	Anthem As Reclassified 9/30/04	WellPoint Health Networks As Reported 9/30/04	Reclassifications	WellPoint Health Networks As Reclassified 9/30/04	WellPoint, Inc. Comparable(1) Basis 9/30/04
Revenues
Premiums	$4,335.3	$1.6	$4,336.9	$5,463.2	$(2.4)	$5,460.8	$9,797.7
Administrative fees	344.8	(5.7)	339.1	308.2	(18.4)	289.8	628.9
Other revenue	48.8	8.3	57.1	—	74.0	74.0	131.1

Total operating revenue	4,728.9	4.2	4,733.1	5,771.4	53.2	5,824.6	10,557.7
Net investment income	67.9	—	67.9	76.7	(8.6)	68.1	136.0
Net realized gains on investments	6.2	—	6.2	—	8.3	8.3	14.5

Total revenues	4,803.0	4.2	4,807.2	5,848.1	52.9	5,901.0	10,708.2

Expenses
Benefit expense	3,583.8	3.6	3,587.4	4,412.7	(9.5)	4,403.2	7,990.6
Selling, general and administrative expense
Selling expense	—	116.9	116.9	227.9	—	227.9	344.8
General and administrative expense	800.9	(135.2)	665.7	655.0	17.8	672.8	1,338.5

Total selling, general and administrative expense	800.9	(18.3)	782.6	882.9	17.8	900.7	1,683.3
Cost of drugs	—	20.6	20.6	—	48.1	48.1	68.7
Interest expense	32.9	—	32.9	12.2	—	12.2	45.1
Amortization of intangible assets	11.3	—	11.3	—	11.7	11.7	23.0
Other expenses	—	—	—	15.2	(15.2)	—	—

Total expenses	4,428.9	5.9	4,434.8	5,323.0	52.9	5,375.9	9,810.7

Income before income taxes	374.1	(1.7)	372.4	525.1	—	525.1	897.5

Income taxes	131.0	(0.7)	130.3	210.0	—	210.0	340.3
Minority interest	1.0	(1.0)	—	—	—	—	—

Net income	$242.1	$—	$242.1	$315.1	$—	$315.1	$557.2

Expense Ratios(2):
Benefit expense	82.7%		82.7%	80.8%		80.6%	81.6%
Selling, general and administrative expense	16.9%		16.5%	15.3%		15.5%	15.9%

Notes:

(1)	Comparable Basis was calculated by adding the reclassified historical statements of income for the former Anthem, Inc. and the former WellPoint Health Networks Inc. Comparable Basis is a non-GAAP measure, and contains no intercompany eliminations or pro forma adjustments resulting from Anthem’s November 30, 2004 acquisition of WellPoint Health Networks.
(2)	Benefit expense ratio = Benefit expense / Premiums
Selling, general and administrative expense ratio = Total selling, general and administrative expense / Total operating revenue

WellPoint, Inc.

Reclassified Statements of Income - Comparable Basis

Three months ended June 30, 2004

(Unaudited)

($ In Millions)	Anthem As Reported 6/30/04	Reclassifications	Anthem As Reclassified 6/30/04	WellPoint Health Networks As Reported 6/30/04	Reclassifications	WellPoint Health Networks As Reclassified 6/30/04	WellPoint, Inc. Comparable(1) Basis 6/30/04
Revenues
Premiums	$4,150.4	$0.5	$4,150.9	$5,408.0	$(4.1)	$5,403.9	$9,554.8
Administrative fees	336.3	(4.8)	331.5	303.9	(16.8)	287.1	618.6
Other revenue	45.6	7.7	53.3	—	72.8	72.8	126.1

Total operating revenue	4,532.3	3.4	4,535.7	5,711.9	51.9	5,763.8	10,299.5
Net investment income	70.7	—	70.7	68.5	0.4	68.9	139.6
Net realized gains on investments	1.5	—	1.5	—	0.1	0.1	1.6

Total revenues	4,604.5	3.4	4,607.9	5,780.4	52.4	5,832.8	10,440.7

Expenses
Benefit expense	3,399.4	(5.3)	3,394.1	4,364.3	(10.8)	4,353.5	7,747.6
Selling, general and administrative expense
Selling expense	—	112.1	112.1	223.4	—	223.4	335.5
General and administrative expense	798.5	(120.9)	677.6	670.0	12.8	682.8	1,360.4

Total selling, general and administrative expense	798.5	(8.8)	789.7	893.4	12.8	906.2	1,695.9
Cost of drugs	—	18.1	18.1	—	48.4	48.4	66.5
Interest expense	32.2	—	32.2	13.0	—	13.0	45.2
Amortization of intangible assets	11.2	—	11.2	—	11.8	11.8	23.0
Other expenses	—	—	—	9.8	(9.8)	—	—

Total expenses	4,241.3	4.0	4,245.3	5,280.5	52.4	5,332.9	9,578.2

Income before income taxes	363.2	(0.6)	362.6	499.9	—	499.9	862.5

Income taxes	124.8	(0.1)	124.7	200.0	—	200.0	324.7
Minority interest	0.5	(0.5)	—	—	—	—	—

Net income	$237.9	$—	$237.9	$299.9	$—	$299.9	$537.8

Expense Ratios(2):
Benefit expense	81.9%		81.8%	80.7%		80.6%	81.1%
Selling, general and administrative expense	17.6%		17.4%	15.6%		15.7%	16.5%

Notes:

(1)	Comparable Basis was calculated by adding the reclassified historical statements of income for the former Anthem, Inc. and the former WellPoint Health Networks Inc. Comparable Basis is a non-GAAP measure, and contains no intercompany eliminations or pro forma adjustments resulting from Anthem’s November 30, 2004 acquisition of WellPoint Health Networks.
(2)	Benefit expense ratio = Benefit expense / Premiums
Selling, general and administrative expense ratio = Total selling, general and administrative expense / Total operating revenue

WellPoint, Inc.

Reclassified Statements of Income - Comparable Basis

Three months ended March 31, 2004

(Unaudited)

($ In Millions)	Anthem As Reported 3/31/04	Reclassifications	Anthem As Reclassified 3/31/04	WellPoint Health Networks As Reported 3/31/04	Reclassifications	WellPoint Health Networks As Reclassified 3/31/04	WellPoint, Inc. Comparable(1) Basis 3/31/04
Revenues
Premiums	$4,091.8	$(3.1)	$4,088.7	$5,256.3	$(3.0)	$5,253.3	$9,342.0
Administrative fees	330.4	(3.6)	326.8	306.2	(17.9)	288.3	615.1
Other revenue	45.7	6.4	52.1	—	69.9	69.9	122.0

Total operating revenue	4,467.9	(0.3)	4,467.6	5,562.5	49.0	5,611.5	10,079.1
Net investment income	73.2	—	73.2	83.6	(16.7)	66.9	140.1
Net realized gains on investments	33.0	—	33.0	—	16.6	16.6	49.6

Total revenues	4,574.1	(0.3)	4,573.8	5,646.1	48.9	5,695.0	10,268.8

Expenses
Benefit expense	3,359.9	(5.3)	3,354.6	4,187.4	(11.8)	4,175.6	7,530.2
Selling, general and administrative expense
Selling expense	—	111.0	111.0	217.1	—	217.1	328.1
General and administrative expense	778.1	(124.1)	654.0	725.7	14.9	740.6	1,394.6

Total selling, general and administrative expense	778.1	(13.1)	765.0	942.8	14.9	957.7	1,722.7
Cost of drugs	—	19.8	19.8	—	45.7	45.7	65.5
Interest expense	32.3	—	32.3	12.2	—	12.2	44.5
Amortization of intangible assets	11.2	—	11.2	—	11.8	11.8	23.0
Other expenses	—	—	—	11.7	(11.7)	—	—

Total expenses	4,181.5	1.4	4,182.9	5,154.1	48.9	5,203.0	9,385.9

Income before income taxes	392.6	(1.7)	390.9	492.0	—	492.0	882.9

Income taxes	95.9	(0.6)	95.3	196.8	—	196.8	292.1
Minority interest	1.1	(1.1)	—	—	—	—	—

Net income	$295.6	$—	$295.6	$295.2	$—	$295.2	$590.8

Expense Ratios(2):
Benefit expense	82.1%		82.0%	79.7%		79.5%	80.6%
Selling, general and administrative expense	17.4%		17.1%	16.9%		17.1%	17.1%

Notes:

(1)	Comparable Basis was calculated by adding the reclassified historical statements of income for the former Anthem, Inc. and the former WellPoint Health Networks Inc. Comparable Basis is a non-GAAP measure, and contains no intercompany eliminations or pro forma adjustments resulting from Anthem’s November 30, 2004 acquisition of WellPoint Health Networks.
(2)	Benefit expense ratio = Benefit expense / Premiums
Selling, general and administrative expense ratio = Total selling, general and administrative expense / Total operating revenue

WellPoint, Inc.(1)

Reclassified Consolidated Balance Sheets

(Unaudited)

($ In Millions)	September 30, 2004	June 30, 2004	March 31, 2004
Assets
Current assets:
Investments available-for-sale, at fair value	$7,190.4	$6,393.8	$7,107.4
Cash and cash equivalents	710.6	1,090.4	686.3
Premiums and self-funded receivables	744.7	740.5	714.7
Other receivables	462.9	321.7	336.6
Other current assets	456.5	491.1	449.2

Total current assets	9,565.1	9,037.5	9,294.2

Long-term investments	151.9	152.7	170.9
Property and equipment	499.8	499.0	503.3
Goodwill	2,444.6	2,446.9	2,448.6
Other intangible assets	1,193.4	1,204.6	1,215.8
Other noncurrent assets	266.6	260.6	276.7

Total assets	$14,121.4	$13,601.3	$13,909.5

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$1,868.3	$1,848.4	$1,893.7
Reserves for future policy benefits	19.5	18.6	18.5
Other policyholder liabilities	500.8	500.5	502.6

Total policy liabilities	2,388.6	2,367.5	2,414.8
Unearned income	395.5	384.7	429.2
Accounts payable and accrued expenses	839.1	800.2	798.8
Income taxes payable	425.2	362.5	513.8
Security trades pending payable	150.6	66.5	131.4
Other current liabilities	653.1	455.1	650.8

Total current liabilities	4,852.1	4,436.5	4,938.8

Long-term debt	1,520.4	1,664.6	1,663.7
Reserves for future policy benefits, noncurrent	383.5	373.6	373.8
Deferred income taxes	134.6	131.5	167.3
Other noncurrent liabilities	430.1	432.0	410.4

Total liabilities	7,320.7	7,038.2	7,554.0

Shareholders’ equity
Common stock	1.4	1.4	1.4
Additional paid in capital	4,810.2	4,829.3	4,743.8
Retained earnings	1,882.3	1,687.8	1,449.9
Unearned restricted stock compensation	(1.8)	(2.4)	(3.1)
Accumulated other comprehensive income	108.6	47.0	163.5

Total shareholders’ equity	6,800.7	6,563.1	6,355.5

Total liabilities and shareholders’ equity	$14,121.4	$13,601.3	$13,909.5

Note:

(1)	Represents historical balance sheets of WellPoint, Inc. (fka Anthem, Inc.), as reclassified to conform to current presentation.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION

REFORM ACT OF 1995

This press release contains certain forward-looking information about WellPoint, Inc. that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of WellPoint, Inc., that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include: those discussed and identified in public filings with the U.S. Securities and Exchange Commission (“SEC”) made by WellPoint, Inc. (fka Anthem, Inc.) (“WellPoint”) and WellPoint Health Networks Inc. (“WellPoint Health”); trends in health care costs and utilization rates; our ability to secure sufficient premium rate increases; competitor pricing below market trends of increasing costs; increased government regulation of health benefits and managed care; significant acquisitions or divestitures by major competitors; introduction and utilization of new prescription drugs and technology; a downgrade in our financial strength ratings; litigation targeted at health benefits companies; our ability to contract with providers consistent with past practice; our ability to achieve expected synergies and operating efficiencies in the WellPoint Health merger within the expected time-frames or at all and to successfully integrate our operations; such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the transaction; our ability to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction and the value of the transaction consideration; future bio-terrorist activity or other potential public health epidemics; and general economic downturns. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. WellPoint, Inc. does not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures in WellPoint’s and WellPoint Health’s various SEC reports, including but not limited to WellPoint’s Annual Report on Form 10-K for the year ended December 31, 2003, WellPoint Health’s Annual Report on form 10-K for the year ended December 31, 2003 as amended by Amendment No. 1 on Form 10-K/A, and WellPoint’s and WellPoint Health’s Quarterly Reports on Form 10-Q for the reporting periods of 2004.

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